Exhibit 99.1
SUPERVALU Completes Acquisition of Unified Grocers

MINNEAPOLIS, Minn.--(BUSINESS WIRE) -- June 23, 2017 -- SUPERVALU INC. (NYSE: SVU) today announced it has completed the previously announced acquisition of Unified Grocers, Inc. in a transaction valued at $390 million, comprised of $114 million in cash to Unified Grocers’ shareholders for 100 percent of the outstanding stock of Unified Grocers plus the assumption and pay-off at closing of Unified Grocers’ net debt of approximately $276 million.

“The completion of this transaction is a significant step forward for SUPERVALU and the growth of our wholesale business,” said Mark Gross, SUPERVALU’s President and Chief Executive Officer. “Our teams are fully engaged in the important work of integrating these two great organizations with a continued focus on delivering for our customers and stockholders. We’re excited about working with the many talented associates to supply and serve our expanded and highly diverse customer base.”

About SUPERVALU INC.
(The following information on sales, store counts and employees is as of SUPERVALU’s last fiscal year end and does not include Unified Grocers)

SUPERVALU INC. is one of the largest grocery wholesalers and retailers in the U.S. with annual sales of approximately $12 billion in fiscal 2017. SUPERVALU serves customers across the United States through a network of 2,363 stores including 1,902 stores operated by wholesale customers serviced primarily by the Company’s food distribution business and 217 traditional retail grocery stores operated under five retail banners in six geographic regions (store counts as of February 25, 2017). Headquartered in Minnesota, SUPERVALU has approximately 29,000 employees.

Founded in 1922, Unified Grocers is a wholesale grocery distributor that supplies independent retailers throughout the western United States. Unified and its subsidiaries offer independent retailers all the resources they need to compete in the supermarket industry.
For more information about SUPERVALU visit www.supervalu.com.
INVESTOR CONTACT:
Steve Bloomquist, 952-828-4144
steve.j.bloomquist@supervalu.com

MEDIA CONTACT:
Jeff Swanson, 952-903-1645
jeffrey.s.swanson@supervalu.com